                                                CONFIDENTIAL TREATMENT REQUESTED

                                                                   EXHIBIT 10.13

**Confidential portions of this Exhibit have been omitted pursuant to the Rules and Regulations of the Securities and Exchange Commission. The symbol "[+++++]" has been used to identify information which is the subject of a Confidential Treatment Request.**


                      SHELL TRADING INTERNATIONAL LIMITED


                                      AND


                       ICI CHEMICALS & POLYMERS LIMITED



                               SUPPLY AGREEMENT

                               TABLE OF CONTENTS

1.   SUPPLY ..............................................................   1

2.   QUANTITIES ..........................................................   2

3.   QUALITY .............................................................   4

4.   METHOD AND RATE OF SUPPLY ...........................................   6

5.   ICI FACILITIES ......................................................   7

6.   NOMINATION ..........................................................   8

7.   VOLUMES AND LOGISTICS ...............................................  11

8.   PRICES ..............................................................  11

9.   QUARTERLY QUALITY AND QUANTITY RECONCILIATION .......................  15

10.  MEASUREMENT, SAMPLING AND TESTING ...................................  18

11.  RISK AND TITLE ......................................................  21

12.  SHIPPING RISKS ......................................................  21

13.  COMMENCEMENT AND DURATION ...........................................  22

14.  INVOICING AND PAYMENT ...............................................  24

15.  TAXES AND DUTIES ....................................................  26

16.  ASSIGNMENT/CHANGE OF REFINERY OWNERSHIP .............................  27

17.  LIABILITIES .........................................................  27

18.  EXCLUSION OF WARRANTIES/PROVISION OF PRODUCT SAFETY
     DATA SHEETS .........................................................  30

19.  DISCHARGE CONDITIONS AND DEMURRAGE ..................................  30

20.  FORCE MAJEURE .......................................................  33

21.  APPLICABLE LAW, ARBITRATION AND EXPERT ..............................  35

22.  ADDITIONAL CONDITIONS ...............................................  36

23.  NEW AND CHANGED REGULATIONS .........................................  37

24.  NOTICES .............................................................  38

25.  COSTS ...............................................................  38

26.  GENERAL .............................................................  39

27.  WARRANTY OF STASCO ..................................................  40

28.  DEFINITIONS .........................................................  40

     APPENDIX 1:    SPECIFICATION OF STIL PRODUCTS
     APPENDIX 2:    OPTIMIX A AND B
     APPENDIX 3:    SPECIFICATION OF ICI PRODUCTS
     APPENDIX 4:    PRODUCT TOLERANCES PER CARGO
     APPENDIX 5:    RECONCILIATION PROCESS
     APPENDIX 6:    EXAMPLE OF THE NOMINATION PROCESS
     APPENDIX 7A:   EXAMPLE OF THE RECONCILIATION PROCESS
     APPENDIX 7B:   'Q4'99 RECONCILIATION PROCESS
     APPENDIX 7C:   'TERMINATION RECONCILIATION PROCESS' (EXAMPLE)
     APPENDIX 8A:   NAPTHA AND PUL PRICE PUBLICATION (EXAMPLE)
     APPENDIX 8B:   BENZENE, TOLUENE, XYLENE PRICE PUBLICATION (EXAMPLE)
     APPENDIX 8C:   ETHYLENE PRICE PUBLICATION (EXAMPLE)

                      SHELL TRADING INTERNATIONAL LIMITED
                                      AND
                       ICI CHEMICALS & POLYMERS LIMITED

                               SUPPLY AGREEMENT



1.   SUPPLY

     Shell International Trading and Shipping Company Limited whose registered office is at Shell Max House, London, WC2R OZA ("STASCO") for and on behalf of Shell Trading International Limited whom registered office is at Shall Centre, London SEI 7NA ("STIL") hereby agrees to sell to ICI Chemicals & Polymers Limited whose registered office is at The Heath, Runcorn, Cheshire, WA7 4QF ("ICI") and ICI hereby agrees to buy from STIL the following products (hereinafter referred to as "STIL Products"), in the quantities and subject to the qualities as set forth in this Agreement:


     (i) Reformate from refineries owned or operated by companies affiliated with STIL, including but not limited to:
            1.  [+++++]
            2.  [+++++]
            3.  [+++++]


     (ii) Benzene/Toluene Heart-cut from refineries owned or operated by companies affiliated with STIL, including but not limited to:
            1.  [+++++]


     (iii) Benzene Heart-cut from refineries, owned or operated by companies affiliated with STIL, including but not limited to:
            1.  [+++++]


     (iv) Reformate, Benzene/Toluene Heart-cut and Benzene Heart-cut from other sources to be approved by ICI

     Additionally, ICI hereby agrees to sell to STIL and STIL hereby agrees to buy from ICI, ICI's entire production stream of the following products from ICI's North Tees Works (hereinafter referred to as "ICI Products"), subject to the qualities and limitations in the quantities as set forth in this
     Agreement:


     (i)   C9 Aromatics

     (ii)  Splitter Heavy Reject Stream

     Further, the parties may in the future agree the sale by ICI to STIL, FOB at ICI's jetty at Teesside, of Raffinate (non-aromatic C5/C6 cut), pygas, naphtha and other streams in such volumes and upon such terms and conditions as shall be agreed in writing.


2.   QUANTITIES

     a)    Quantity of STIL Products Purchased

           The quantity of STIL Products purchased by ICI hereunder shall be the quantity of STIL Products [+++++] and measured in accordance with the latest versions of ASTM Standards and API Manual of Petroleum Measurement Standards (MPMS) generally accepted in the petroleum industry.

     b)    Minimum Quantities

           Due to the nature of shipping in bulk, it is expected by the parties that STIL will not deliver products in the same quantity or proportion [+++++] However, except as set forth below, STIL shall schedule and deliver sufficient quantities of STIL Products during each month such that [+++++].

     c)    Excess Quantities Delivered

           STIL may, but shall not be obligated to, deliver quantities [+++++] and ICI shall purchase and pay for such STIL Products, provided that ICI shall not be required to pay for such products until the date pro vided for in Clauses 13 f) and 14 and further provided that ICI is able to accept the additional product within the storage facilities dedicated to STIL Products under this Agreement or, to the extent that it does not jeopardize normal operations, ICI's other storage capabilities, subject nevertheless to the provisions stated in the second paragraph of Clause 5 a).

     d)    Quantities of ICI Products

           Subject to the STIL Quarterly Product Stream Notification (as referred to in Clause 6 c) meeting the Optimix composition for C9s and C10s, as set forth in Appendix 2, the maximum quantity of ICI Products shall be:


              Product        Maximum in thousand tonnes per annum

              [+++++]        [+++++]

              [+++++]        [+++++]


           STIL shall schedule and take delivery of the ICI Products on a reasonably regular basis and in a manner which can reasonably be anticipated will avoid there being any constraint to ICI's manufacturing process, provided that it shall not be required to take product on other than a backhaul basis.


     e)    Initial Purchase of Tank Heels

           ICI agrees to purchase and pay by [+++++] representing the Tank Heels. The pricing month shall be [+++++]. If STIL fails to deliver the Tank Heels without default of ICI, the payment shall take place as set forth in Clause 14 a) on or prior to [+++++] and the pricing month shall be the month of delivery.

           The Tank Heels for each tank shall be as set forth below:

              Tank           Tank Heel Quantity        Product

              N3018F         [+++++]                   Heavy reformate

              F8/002         [+++++]                   Heavy reformate

              F8/001         [+++++]                   Light reformate

              N3000F         [+++++]                   Light reformate

              F8/003         [+++++]                 Heart-cuts

           Heavy reformat refers to full-range reformates from [+++++] and [+++++].
           Light reformate refers to reformate from [+++++].
           Heart-cuts refers to Benzene/Toluene Heart-cut and Benzene Heart-cut from [+++++] and [+++++] and traded heart-cuts.

     f)    Tank Stock

           Subject to the availability of the relevant tanks and no later than 40 days after the Stock Build Date as defined in Clause 13 d), the minimum individual stocks of reformates and Heart-cuts in the tanks "Minimum Operating Stock") shall, subject to the other provisions of this Agreement, be:

           (i)    Reformate              [+++++]
           (ii)   Heart-cuts             [+++++]

           Following the service of any notice to terminate this Agreement, ICI may by notes to STIL reduce the level of [+++++]. Upon giving such notice the provisions of Clause 2 c) shall cease to apply.


3.   QUALITY

     a)    Deliveries from STIL

           (i) Supply Points

           Each supply point (refinery) other than those specified herein shall be subject to initial approval of ICI. Details of any intended supply point which is not described herein shall be submitted to ICI by STIL and ICI shall notify STIL that it either approves or disapproves such supply point within 3 working days after request from STIL. ICI shall not unreasonably withhold approval of such supply point. A failure by ICI to disapprove such supply point within 3 working days shall be deemed approval by ICI of such supply point. If ICI shall disapprove such supply point, it shall within 10 working days from STIL's request for approval, include in its notice of disapproval its full rationale for disapproving such supply point.


           (ii) Product Specifications

           The STIL Products shall upon delivery, unless otherwise agreed by ICI, meet the specifications set forth in Appendix 1, as amended from time to time, if and as other supply points are added.


           (iii) Product Tolerances

           Any delivery under this Agreement shall be made under the prevailing Quarterly Composition of the Product Streams (referred to in Clause
           6c). The measured content of Benzene, Toluene and Xylenes for each cargo shall fall within the Product Tolerances set forth in Appendix
           4. ICI may decline to accept any cargo for which the measured content for Benzene, Toluene or Xylenes falls outside the Product Tolerances set forth in Appendix 4 based upon the prevailing Quarterly Composition of the Product Streams.

     b)    Deliveries from ICI

           The ICI Products shall upon delivery, unless otherwise agreed by STIL, meet the specifications set forth in Appendix 3.

4.   METHOD AND RATE OF SUPPLY

     a)    STIL Products

           STIL Products shall be delivered ex-ship at ICI's North Tees Works, England. For each delivery of STIL Products supplied under this Agreement the parties shall agree a loading date range from which an estimate may be made of the discharge date range. It is understood that any loading date range for the STIL Products (and hence estimated discharge date range) is always subject to change in which case STIL will advise ICI promptly (and in any event prior to completion of loading) of such changes. Subject to the provisions of Clauses 2b, 7 and 20 of this Agreement, nothing in this Agreement shall be construed as imposing on STIL an obligation to deliver the STIL Product within a particular date range at the place of delivery.

           All vessels used by STIL to deliver STIL Products and/or to take ICI Products shall be subject to approval by ICI (such approval not to be unreasonably withheld). STIL shall have the right to substitute product (so long as it otherwise meets the requirements of this Agreement) to be shipped in such vessels at its sole discretion.

           The STIL Products delivered to ICI shall unless otherwise agreed be in:

           (i)   [+++++] for reformates and
           (ii)  [+++++] for Benzene Heart-cut and Benzene/Toleune heartcut.

     b)    ICI Products

           ICI Products shall be delivered FOB STIL's vessel at ICI's North Tees Works, England. Subject to the provisions of Clause 2d), for each delivery of ICI Products supplied under this Agreement the parties shall agree a loading date range.

           In order to allow STIL a backhaul freight optimisation, ICI will load [+++++] on to the vessels provided and agreed between the parties for this purpose.

5.   ICI FACILITIES

     a)    Minimum Storage Capacity for STIL Products

           Other than as provided under Clause 13 d) herein ICI agrees to provide at all times during the term of this Agreement the following minimum storage capacity for the storage of STIL Products located in reasonable proximity to ICI's jetties at its North Tees Works, England (hereinafter referred to as "ICI Storage Tanks"):

            Tank              Capacity ([+++++])

            N3018F            [+++++]

            F8/002            [+++++]

            F8/001            [+++++]

            N3000F            [+++++]

            F8/003            [+++++]


           The above tankage capacity shall be maintained all at times by ICI. Additional tankage may be provided by ICI at the request of STIL, such provision to be agreed between the parties.

           ICI shall have the right to perform required maintenance an any storage tanks and production facilities. In such an event the parties shall use reasonable endeavors to mitigate the effect of such maintenance, provided always that ICI must make available other storage capacity in substitution for tanks N3018F/ F8/003 in respect of the [+++++]and [+++++] streams of STIL Products.

           ICI may at any time provide substitute storage tanks with the prior approval of STIL, such approval not to be unreasonably withheld.

     b)    Minimum Storage Capacity for ICI Products

           ICI shall provide at all times during the term of this Agreement the following minimum storage capacity for the storage of ICI Products to be delivered to STIL located in reasonable proximity to ICI's jetties at North Tees Works, England.


             Tank             Capacity ([+++++])

             N2782F           [+++++]

             N2783F           [+++++]

           ICI may at any time provide substitute storage tanks with the prior approval of STIL, such approval not to be unreasonably withheld.


     c)    Loading and Unloading Facilities

           ICI shall arrange for all vessels to be discharged and/or loaded as expeditiously as possible. ICI shall at all material times and at their own expense provide and maintain or cause to be provided and maintained in good working order all necessary flexible hoses, connections, pipelines, tankage facilities and other accommodation for discharge and/or loading of the products from and/or to the vessel.

6.   NOMINATION

     a)    Optimix Notification

           On or before the 35th calendar day prior to the commencement of each quarter, ICI shall notify STIL as to whether it is electing to be supplied under the OPTIMIX Mode A nomination or OPTIMIX Mode B1 or OPTIMIX Mode B2 nomination procedure. Optimix A, Optimix B1 and Optimix B2 qualities are fully defined in Appendix 2. ICI shall not be entitled to nominate Optimix Mode B2 for more than two calendar quarters in any twelve month period but shall otherwise be free to nominate the mode of supply without restriction.

     b)    Quarterly Volume Optimix Nomination

           On or before the 35th calendar day prior to the commencement of each quarter, ICI shall notify STIL [+++++] of Optimix A or B1 OR B2 as appropriate for the quarter. The nominated range shall fall within the following minimum and maximum limits:

           Optimix A:            [+++++]
           Optimix B1 or B2:     [+++++]

     c)    Quarterly Product Stream Quality Notification

           On or before the 30/th/ calendar day prior to the commencement of each quarter, STIL shall notify ICI of the intended quantity and quality composition of the Product Streams to be delivered to ICI ("Quarterly Composition of the Product Streams") and shall demonstrate that these shall be capable of complying with the nominated Optimix quality requirements for the following quarter. ICI shall have two working days after receipt to notify STIL of any defect in the mathematical calculation and the parties shall immediately consult to resolve any such defect. If no agreement is reached (such agreement not to be unreasonably withheld) then STIL shall deliver or otherwise make available the last agreed quality composition of the Product Streams until a new agreement is reached or at the request of either party, the issue may be submitted to an expert under Clause 21 C) for resolution. For the avoidance of doubt, such submission shall not relieve the parties of their respective obligations to deliver and take products under this Agreement. The Quarterly Composition of the Product shall specify the estimated content of the following compo-nents: Benzene, Toluene, Xylene, Ethytbensene, C9s and C10s for each of the products and each of the supply points.

           However, if as a result of the foregoing provisions, ICI is required to process a higher proportion of Heavy reformate as opposed to Light reformate than that set out in Appendix 2, then STIL will reimburse to ICI any additional costs (energy) reasonably incurred by ICI.

     d)    Estimated Monthly Optimix Nomination

           On or before the 35/th/ calendar day prior to the commencement of each month, ICI shall notify to STIL [+++++] being the estimated quantity of Optimix A or B1 or B2 as appropriate to be delivered under this Agreement ("Estimated Monthly Nominated Quantity"). The nominated range shall fall within the following minimum and maximum limits as appropriate for Optimix A or B1 or B2.

           Optimix A             [+++++]
           Optimix B1or B2       [+++++]


           The mid-point of the Estimated Monthly Nominated Quantity shall additionally be within [+++++] Estimated Quarterly Nominated Quantity for the quarter in which the month falls, unless otherwise mutually agreed.

     e)    Final Monthly Optimix Nomination

           On or before the 5/th/ calendar day prior to the commencement of each month, ICI shall notify STIL of the required quantity of Optimix to be delivered under this Agreement ("Nominated Optimix Quantity"). The Nominated Quantity shall be within the range of the Estimated Monthly Nominated Quantity previously nominated for the month in accordance with Clause 6 d) above.

     f)    Yearly Product Nomination

           ICI shall ensure that in any 12 month period starting from the Commencement Date or anniversary thereof the sum of the Monthly Optimix Nominated Quantity for the 12 month period [+++++]

     g)    Monthly STIL Product Nomination

           Within 3 working days after receipt of the Nominated Optimix Quantity, STIL (or its nominees) shall notify ICI of the quantities of STIL Products that STIL will schedule to deliver or otherwise have available to ICI during the month of nomination which shall provide the product pursuant to the Quarterly Composition of the Product Streams ("STIL Products Nomination"). ICI shall have one working day after receipt to notify STIL of any defect in the mathematical calculation and the parties shall immediately consult to resolve any such defect. If no agreement is reached before the commencement of the month (such agreement not to be unreasonably withheld), then STIL shall deliver or otherwise make available the STIL Products Nomination, within the tolerances set out in Appendix 4 based upon the prevailing Quarterly Composition of the Product Streams and any adjustments shall be resolved through the reconciliation process as set out in Clause 9.

     h)    Monthly STIL Product Availability

           On or before the 5/th/ calendar day prior to the commencement of each month, ICI shall notify STIL of the quantity of ICI Products likely to be available for export to STIL under this Agreement, which [+++++] set forth in Clause 2 d) of this Agreement. The availability of ICI Products is determined by [+++++].

7.   VOLUMES AND LOGISTICS

     a) STIL (or its nominees) and ICI will arrange cargo scheduling jointly to ensure smooth logistics in line with ICI's storage capacities. Each party will nominate an individual to coordinate logistics.

     b) ICI shall provide to the person nominated by STIL (or its nominees) daily tank readings of each of the ICI Storage Tanks and shall, upon request, provide access to the ICI Storage Tanks at any reasonable time to any representative designated by STIL for purposes associated with this agreement.

8.   PRICES

     a)   The delivered prices for the STIL Products shall be:

          The Benzene Heart-cut price per metric tonne
          = [+++++]

          The Benzene/Toluene Heart-cut price per metric tonne
          = [+++++]

          The Reformate price P(R) per metric tonne
          = [+++++]

     b) Prices for the ICI Products - P (C9) and P (SHR) - per metric tonne shall be as follows:

          [+++++]

     c) Price for Ethylbenzene per metric tonne for reconciliation purposes shall be as follows:

          [+++++]

     d)   Price for Xylene (Virgin) for reconciliation purposes shall be [+++++]

     e)   The above symbols shall have the following meaning:

          P(Bz)= [+++++]
          P(Tol) =  [+++++]
          P(R)  = [+++++]
          P(C9) = [+++++]
          P(SHR) = [+++++]
          P(N)  = [+++++]
          P(PUL) = [+++++]
          P(Eth) = [+++++]
          P(EB) = [+++++]

     f) The price formulas set forth in paragraphs a) and b) above shall be [+++++].

     g) The price shall be calculated to three (3) decimal places and the following arithmetic rules shall be applied to do this:


          (i) If the fourth decimal place is five (5) or greater than five (5) then the third decimal place shall be rounded up to the next digit.

          (ii) If the fourth decimal place is four (4) or less than four (4) then the third decimal place will be unchanged.

     h) In the event that any index referenced in this Agreement (including any exhibits thereto) ceases to be published or if the publisher changes quotation criteria, the parties shall meet to discuss an alternative index which most closely replaces the index as it is published on the date this Agreement is executed. If the parties fail to agree within 30 days after either party notifies the other party, the issue shall be submitted to an expert in accordance with Clause 21
          c) of this Agreement. To assist the expert in such determination, each party shall submit one, and only one, proposed replacement index and the expert shall determine which of the two proposed indexes most closely approximates the index which is changed or no longer published.

9.   QUARTERLY QUALITY AND QUANTITY RECONCILIATION

     a)   Quarterly Reconciliation
          There will be a quarterly reconciliation and quantity and quality for the purpose of reconciling the actual quantity and quality of product consumed or lost by ICI as against the quantity of product nominated by ICI. Reconciliation takes place once every quarter, however within the reconciliation process the quantity reconciliation reference period is the month and the quality reconciliation reference period is the quarter.

     b) ICI will declare the reconciliation payment due (from STIL to ICI, or from ICI to STIL as the case may be) for any quarter to STIL on or before the 10/th/ day of the first month following that quarter. This declaration ('Quarterly Reconciliation Declaration') will include:

          (i)   Declaration of quantities consumed or lost during the quarter
          (ii)  Declaration of reconciliation payment required for quantity
          (iii) Declaration of reconciliation payment required for quality
          (iv)  Declaration of total reconciliation payment due
          (v) Details of calculations used to compute the reconciliation payment due

          The reconciliation payment will be referred to as the 'Total Reconciliation Payment'.

     c) Any reconciliation payment shall be made [+++++] the period of reconciliation.

     d) The financial reconciliation involves three steps designed to calculate the payment due for the Net Amount Utilised during the previous calendar quarter:

          (i) Quantity reconciliation -- calculating the 'Quantity Reconciliation Payment'
          (ii) Quality reconciliation -- calculating the 'Quality Reconciliation Payment'
          (iii) Overall financial reconciliation -- calculating the "Total Reconciliation Payment'
          The total financial amount generated by those three steps represents the reconciliation payment in its entirety.


     e)   Process
          ICI will maintain a database of daily and cumulative delivery (quantity and quality); and daily consumption and loss. The data will be based on the following sources:

          (i)   Delivery data: based on the Certificate of Quantity and Quality.
          (ii) Consumption and loss: calculated an a daily basis based on: daily stock deltas based on ICI daily stock dip; and quantity and quality of products discharged, determined by the Certificate of Quantity and Quality
          This database will be used to calculate the actual quantity and quality of the Net Amount Utilised during the quarter. Main outputs will be monthly and quarterly quantities of the Net Amount Utilised, and cumulative quality of material delivered in the quarter ('Quarterly Quality') on FIFO (First In First Out) basis as described in Clause 9
          g) of this Agreement. The data will be kept substantially in the format set out in Appendix 7a.


     f)   The Quantity Reconciliation Process
          The quantity reconciliation payment is the difference between the amount invoiced for the quarter, and the value of the Net Amount Utilised during the quarter. The value of the Net Amount Utilised during each month shall be determined by multiplying the prices for the nominated Optimix quality during the same month (in accordance with Appendix 2); and Net Amount Utilised during each month (as calculated from the ICI database detailed in Clause 9 e) above, and declared in the Quarterly Reconciliation Declaration). These monthly values of the Net Amount Utilised shall then be summed to give the quantity reconciliation value during the quarter.

     g)   The Quality Reconciliation Process
          The quality used during the quarter shall be determined on the basis of FIFO, the product shall be deemed to be removed from the storage tanks in the same order in which that product was delivered into those tanks (including any product carried forward from the previous quarter). Any product for which payment was not made by ICI during the quarter shall be carried forward into the next quarter.

          The quality is determined by the [+++++] For each component, the difference between the content for the nominated Optimix quality, and its content in the Net Amount Utilised in the quarter, is [+++++]


          to give a reconciliation payment for each component. The reconciliation payments for each of the four components are then summed to give the quality reconciliation payment.

     h)   The Overall Financial Reconciliation

          The 'Total Reconciliation Payment' is determined by the sum of the Quantity Reconciliation Payment and the Quality Reconciliation Payment. These payments are defined in the sections above.

     i)   The detailed methodology is defined in Appendix 5.

          Each calculation to be made under this Clause 9 shall be calculated to two (2) decimal places and the following arithmetic rules shall be applied to do this:

          (i) If the third decimal place is five (5) or greater than five (5) then the third decimal place shall be rounded up to the next digit.

          (ii) If the third decimal place is four (4) or less then four (4) then the third decimal place will be unchanged.


     j) Any dispute between the parties arising under this Clause 9 shall be referred to an expert for determination pursuant to Clause 21 c) of this Agreement


10.  MEASUREMENT, SAMPLING AND TESTING

     a) The quantity of STIL Product discharged and ICI Product loaded shall be that discharged or loaded at the place of delivery and shall be based on North Tees Works port meter measurements in accordance with API MPMS Chapter 5 or in the absence of port meters, the meters of any delivering or receiving vessels. Meters shall be proved on each delivery in accordance with API MPMS Chapter 4, except as set forth below.

     b) The quantity and quality of products shall be determined at the place of delivery by an independent Inspector instructed in accordance with the Agreement and who is satisfactory to both ICI and STIL. Unless otherwise agreed STIL will appoint and instruct the Inspector and the charges of the Inspector to so act shall be shared equally between ICI and STIL. Any charges of the Inspector for performing duties not specified in the Agreement will be for the account of the party so instructing the Inspector.

     c) The Inspector shall be instructed to issue and send a telex, cable or facsimile showing the quantity and quality of products discharged and/or loaded to STIL and ICI immediately upon completion of discharge or loading of the products and then issue, sign and send the Certificate of Quantity and Quality showing the quantity and quality of products to ICI and STIL as soon as possible thereafter. The Certificate of Quantity and Quality issued shall state the methodology and show the calculations used to determine the quantity and quality of products.

     d) The results of measurement, sampling and testing as evidenced by the Inspector's certificate shall, for the purposes of this Agreement, be treated as conclusive as to the quantity and quality of products discharged or loaded, save for fraud or manifest error.

     e) ICI shall ensure that both the Inspector and STIL's representative has full access to any part of the products handling or storage facilities deemed necessary by the Inspector or STIL's representative in order to determine the quantity and quality of the products discharged or loaded. The Inspector shall take and retain two sealed, labelled and dated samples from vessel tanks, discharging or loading line and receiving tanks for each grade of products delivered under this Agreement.

     f) On every occasion the Inspector takes any other samples in accordance with the methodology and procedures described in this Agreement, the Inspector shall take two further samples which shall be sealed, labelled, dated and retained. STIL, ICI or their respective representatives may instruct the Inspector to take and retain other samples. The Inspector shall be instructed to retain samples for at least 90 days from completion of discharge or loading date and may be instructed to retain them for a longer period by ICI or STIL or their respective representatives.

     g) ICI will give or will procure that STIL's representative and the Inspector are given full access to and copies of the latest records covering the maintenance, calibration and proving of all equipment used to determine the quantity of products discharged or loaded in order to record that such equipment is in the opinion of the Inspector and STIL's representative in a suitable condition to determine accurately the quantity of Products discharged or loaded.

     h) For products delivered from STIL's vessel directly into static shore tanks (that is shore tanks to or from which no products are being pumped other than the products being delivered under this Agreement) and where metering facilities are not available, or where in the opinion of the Inspector the meter did not perform in accordance with API MPMS Chapter 5, or where the meters were not proven for that delivery in accordance with API MPMS Chapter 4, the quantity of products shall be based on discharge port shore tank gaugings in accordance with API MPMS Chapter 3.

          For ICI Products delivered to STIL's vessel directly from ICI's static shore tanks (that is shore tanks to or from which no products are being pumped other than the products being delivered under this Agreement) and metering facilities are not available, or where in the opinion of the Inspector the meter did not perform in accordance with API MPMS Chapter 5, or where the meters were not proven for that delivery in accordance with API MPMS Chapter 4, the quantity of products shall be based on loading port shore tank gaugings in accordance with API MPMS Chapter 3.

     i) For products delivered from STIL's vessel directly into active shore tanks (shore tanks where products are being pumped out of the tank during delivery hereunder) and where no correctly functioning or proven discharge port meters are available in accordance with Clause 10(a) above, the quantity of products shall be that determined at the load part as evidenced by certificates of quantity (or bills of lading where certificates of quantity are not available) and in accordance with measurement, sampling and testing used at the load port. The Inspector will be instructed to indicate on the documents showing the quantity of products issued under Clause 10(c) that the products were delivered into active shore tanks.

     j) For products delivered to STIL's vessel directly from active shore tanks (shore tanks where products are being pumped out of the tank during delivery hereunder) and where no correctly functioning or proven loading part meters are available in accordance with Clause 10(a) above, then the quantity of products shall be that determined at the discharge port as evidenced by certificates of quantity (or bills of lading where certificates of quantity are not available) and in accordance with measurement, sampling and testing used at the discharge port. The Inspector will be instructed to indicate on the documents showing the quantity of products issued under Clause 10(c) that the products were delivered from active shore tanks.

     k) Temperature measurements shall be taken by manual measurement of shore tanks in accordance with API MPMS Chapter 7. Where metering facilities are used for quantity determination, temperature measurement shall be taken at the metering manifold using integral temperature compensators or by manually integrating temperature over the discharge or loading.

          The quantity of products shall be adjusted to volume at 60F in accordance with Table Number 6A of ASTM-IP Petroleum Measurement Tables (ASTM designation D-1250. IP designation 200) or such other measure as determined in a definitive agreement.


11.  RISK AND TITLE

     a) The STIL Products delivered under this Agreement shall be at the risk of, and the property in the STIL Products shall pass to ICI as soon as they pass the vessel's permanent hose connection at ICI's North Tees Works, England. Any loss of or damage to the STIL Products during discharge shall, unless caused by the vessel or her officers or crew, be for the account of ICI.

     b) The ICI Products delivered under this Agreement shall be at the risk of, and the property in the ICI Products shall pass to STIL as soon as they pass the vessel's permanent hose connection at ICI's North Tees Works, England. Any loss of or damage to the ICI Products during loading shall, unless caused by the terminal or any shore facilities or personnel, be for the account of STIL.


12.  SHIPPING RISKS

     a) If and so long as voyages to any of the ports of loading or discharge under this Agreement in each case within CWE or any sea areas through which the vessel has to travel in performance of this Agreement, incur additional insurance or war risk insurance premiums in excess of those prevailing at the date of this Agreement for either vessel's hull and machinery or cargo or both, the cost of such additional insurance and/or additional premiums for each delivery of STIL Products shall be shared equally by ICI and STIL in addition to the price stipulated in this Agreement. In all cases outside CWE, such cost shall be borne by STIL.

     b)   STIL reserve the right to refuse at any time:
          (i) to direct any vessel to undertake or to complete such a voyage to the intended port of discharge if such vessel is required in performance of this Agreement.

               a) to transit or to proceed or to remain in waters so that the vessel concerned would be involved in a breach of the Institute of London Underwriters Warranties or, in STIL's reasonable opinion, risk to its safety or risk of ice damage; or

               b) to transit or to proceed to or to remain in waters where there is war (de facto or de lure) or threat thereof; or
          (ii) to direct any vessel to undertake a voyage to the intended destination if such vessel is required in performance of the terms of this Agreement to transit waters which, in STIL's reasonable opinion, would involve abnormal risk or delay.

     c) If ICI requests and STIL agrees to direct a vessel to undertake or to complete a voyage as referred to in Clause 12 b) (a) above then ICI undertakes to reimburse STIL in addition to the price for each supply of STIL Products as provided in this Agreement for costs to STIL of any additional insurance premiums and any other sums that STIL is required to pay to vessel owners including but not limited to any sums in respect of any amounts deductible under vessel owners' insurance and any other costs and or expenses incurred by STIL.


13.  COMMENCEMENT AND DURATION

     a) This Agreement shall commence on the [+++++] (the "Commencement Date"), however, during the period [+++++] to [+++++] an interim agreement shall apply as set forth in Clause 13 c), d) and e) below.

     b) This Agreement shall continue until terminated by either party giving not less than [+++++] notice, notice not to be given before [+++++].

     c) ICI shall notify the Optimix quality and nominate the Optimix quantity for the fourth quarter of [+++++] prior to [+++++]. STIL shall invoice the [+++++]. The Optimix quality shall apply for invoicing purposes to [+++++]. The nomination will include the pre-deliveries. The invoice for the first quarter of this Agreement shall exclude pre-deliveries for which payment was made by ICI.

     d) ICI shall give STIL access to Tank Stocks storage capacity before the Commencement Date as defined herein. ICI shall indicate by [+++++] the earliest date from which STIL will be able to deliver the first quantities of STIL Products (the "Stock Build Date"). This Stock Build Date shall fall between [+++++]. On the Stock Build Date:

          (i) ICI shall make available [+++++] storage capacity for the reception of STIL Products.
          (ii) 15 days after the Stock Build Date, ICI shall make available a further [+++++] of storage capacity
          (ii) 40 days after the Stock Build Date, ICI shall make available the full storage capacity as defined in Clause 5 a).
          (iv) The date at which ICI may start taking STIL Products from the Tank Stocks defined as the On Stream Date shall be agreed between the parties but may not fall within the first 20 days following the Stock Build Date.

     e) Notwithstanding Clause 13 d) ICI and STIL shall use their reasonable endeavors to accommodate early delivery of reformate and heart-cuts in the second and third quarters of [+++++]. Those deliveries shall be paid on the [+++++] and such volumes of pre-deliveries shall be taken into account as deliveries during the fourth quarter for nomination and reconciliation purposes. ICI shall pay for the Tank Heels on the [+++++]. The reconciliation process for the fourth quarter of 1999 will comprise the Tank Heels, the Minimum Operating Stock and the quantity consumed or lost by ICI. An example of this process for illustrative purposes is contained in Appendix 7b.

     f) At the termination or other ending of this Agreement, there shall be a final reconciliation in accordance with Clause 9 of this Agreement.

          ICI shall pay STIL for any product delivered by STIL for which payment has not been made. Payment shall be due [+++++] ("Bill of Lading") of the last delivery of STIL product. An example of this process for illustrative purposes is contained in Appendix 7c.

     g) Both parties acknowledge that during the transition period as being the fourth quarter of [+++++] it may be at times difficult to meet the cargo tolerances as specified in Appendix 4 and the C9 specification in terms of lead as set forth in Appendix 3. The parties will cooperate to mitigate any consequences.


14.  INVOICING AND PAYMENT

     a)   STIL Products
          As soon as reasonably possible after the end of each month, STIL shall issue an invoice to ICI (Facsimile accepted) calculated with reference to the monthly STIL Products Nomination for that month as defined in Clause 6 g). The price of the Benzene Heartcut and Benzene/Toluene Heartcut components of the STIL Product Nomination Split shall be calculated with reference to the [+++++] described in Appendix 2. For all STIL Products the price formulas as defined in Clause 8 above apply. An example of the monthly payment calculation is set forth in Appendix 7. Such invoice shell be paid by ICI to STIL [+++++].

     b)   ICI Products
          As soon as reasonably possible after the end of each month, ICI shall issue an invoice to STIL (Facsimile accepted). For all ICI Products the price formulas as defined in Clause 8 above apply.
          Such invoice shall be paid by STIL to ICI [+++++].

     c)   Provisional Invoicing
          Where the pricing terms for the product to be supplied hereunder do not allow and/or, where needed hereunder, the Inspector's discharged quantity figures are not available in time for a final invoice to be dispatched in time for payment to be made by the due date, either party may invoice the other on a provisional basis. In the case of a provisional invoice, the loaded quantity will be used and a document recording the loaded details presented to that other party instead of the discharge details as described in Clause 10. A final invoice will be dispatched as soon as is practical thereafter.

          Any resultant additional payment or overpayment will be paid immediately by the relevant party to the other.

     d) Each quarter, a reconciliation shall be conducted as set forth under Clause 9 and shall be due for payment on or before [+++++].

     e) Unless otherwise agreed the payment of any other costs, expenses or charges which arise under the terms of this Agreement shall be made against presentation of the payee's invoice (following the incurring of such costs, expenses or charges) and shall be for immediate settlement by the payer on or by the date advised thereon.

     f) All payments to be made by ICI to STIL under this Agreement shall be made free of all charges and without asserting at the time for payment any set off, counterclaim or right to withhold whatsoever, unless specifically permitted hereunder, in United States Dollars in New York to STIL's account number [+++++] with the [+++++] (or to such other bank account as may be advised by STIL to ICI from time to time) quoting STIL's invoice number and ICI's name.

          All payments to be made by STIL to ICI under this Agreement shall be made free of all charges and without asserting at the time for payment any set off, counterclaim or right to withhold whatsoever, unless specifically permitted hereunder, in United States Dollars direct to [+++++] for credit to ICI Petrochemicals account number [+++++] (or to such other bank account as may be advised by ICI to STIL from time to time) quoting ICI's invoice number and STIL's name.

     g)   Unless otherwise agreed in writing [+++++]

     h) The foregoing shall not be construed as an indication of any willingness on the part of either party, to provide extended credit as a matter of course and shall be without prejudice to any rights and remedies which that party may have under this Agreement or otherwise.

     i) Where the last day for payment falls on a Saturday or on a weekday other than Monday which is not a banking day in such place as may be designated by the recipient party for payment, then any such payment shall be made on the nearest preceding banking day. Where the last day for payment falls on a Sunday or a Monday which is not a banking day in such place so designated, then any such payment shall be made on the next following banking day.


15.  TAXES AND DUTIES

     a) All taxes, duties, charges or imposts, whether retroactive or not, which are levied in the country in which the Products are discharged on or by reference to, or on or by reference to amounts payable with respect to the Products or the vessel (other than those defined by Worldscale for owners' account) shall be for purchaser's account, and the purchaser of each Product shall reimburse the seller for the full amount of any such taxes, duties, charges or imposts which the seller is obliged to pay.

     b) The purchaser of each product will obtain at its own risk and expense any import license or other official authorization necessary for the importation of the goods.

     c) Without prejudice to the above, as between the parties to the Agreement the purchaser of each product shall be responsible for complying with Customs entry procedures at the discharge port and liable to Customs authorities for all duties and taxes that arise in respect of such Customs entry.

     d) In the absence of a declaration by STIL to the contrary, STIL hereby declares that ICI Products taken by STIL are for delivery outside of the UK.
16.  ASSIGNMENT/CHANGE OF REFINERY OWNERSHIP

     a) Any assignment of this Agreement shall be by novation agreement. Neither party shall assign this Agreement without the consent of the other party, such consent and agreement to novate not to be unreasonably withheld.

     b) If at any time STIL shall announce an intent to sell or close one or more of the named refineries, STIL will have the right to terminate this Agreement upon giving not less [+++++]. Promptly following notice, the parties shall meet and discuss the implications thereof and shall seek to agree appropriate amendments to this Agreement to avoid the termination. In the absence of agreement and provided that there is a sale or closure of any one or more of the named refineries, this Agreement shall terminate in accordance with the notice.


17.  LIABILITIES

     a) Except as specifically hereinafter provided, neither party shall be liable to the other (whether in contract, negligence and/or tort) for any indirect, special or consequential losses or damages, other than as specifically set forth herein.

     b) Any claim in respect of a shortage in quantity or defeat in the quality of products will only be considered by the seller of such product if notice in writing of such claim is received by the seller within forty-five (45) days after the Bill of Lading date (Bill of Lading date equals day zero) for the particular cargo and such notice is followed by a fully documented claim to be received by the seller within sixty (60) days after the Bill of Lading date (Bill of Lading date equals day zero). If the buyer fails to give notice of or to submit any such claim within the time limits, the buyer's claim is deemed to be waived and any liability on the part of the seller extinguished.

     c) If STIL shall default in the delivery of STIL Products, ICI shall be entitled:

          (i) to acquire substitute products from a third party or third parties; and/or
          (ii) to acquire downstream products that would otherwise had been derived from STIL Products and, except as limited below, all additional costs and losses reasonably incurred by ICI in so doing shall be promptly refunded by STIL to ICI.

          STIL's liability (whether in contract, negligence and/or tort) for default in the delivery of STIL Products shall be limited to the price specified in Clause 8 times the amount of the STIL Products which STIL has failed to deliver due to its default under this Agreement.

     d) If STIL shall default in taking the ICI Products, ICI shall be entitled to, and shall at STIL's request sell such products to a third party or third parties and, except as limited below, all additional costs and losses reasonably incurred by ICI in so doing shall be promptly refunded by STIL to ICI. STIL's liability (whether in contract, negligence and/or tort) for default in the taking of ICI Products shall be limited to the price specified in Clause 8 times the amount of the STIL Products which STIL has failed to take due to its default under this Agreement.

     e) If ICI shall default in nominating or taking the STIL Products, STIL shall be entitled to and shall at ICI's request sell such products to a third party or third parties and except as limited below all additional costs and losses reasonably incurred by STIL in so doing shall be promptly refunded by ICI to STIL.
          ICI's liability (whether in contract, negligence and/or tort) for default in nominating and/or taking the STIL Products and for default in delivering the ICI Products shall be limited to the price specified in Clause 8 times the amount of the STIL Products which ICI has failed to nominate or take or the ICI Products which ICI has failed to deliver respectively due to its default under this Agreement.

     f) If STIL shall supply any STIL Products that shall not meet the relevant specification described in Appendix 1, STIL shall promptly refund to ICI all costs and losses reasonably incurred by ICI arising therefrom provided that STIL's liability (whether in contract, negligence and/or tort) under this Paragraph f) shall be limited to the price specified in Clause 8 times the amount of the STIL Products which failed to meet the relevant specifications described in Appendix 1.

     g) If ICI shall supply any ICI Products that shall not meet the relevant specification described in Appendix 3, ICI shall promptly refund to STIL all costs and losses reasonably incurred by STIL arising therefrom provided that ICI's liability (whether in contract, negligence and/or tort) under this Paragraph g) shall be limited to the price specified in Clause 8 times the amount of the ICI Products which failed to meet the relevant specifications described in Appendix 3.

     h) In all of the circumstances referred to in paragraph c) to g) above, each party shall be under a duty to take all reasonable steps to mitigate the costs and losses incurred by it.

     i) Nothing contained in this Clause 17 shall have the effect of excluding either party's liability for death and personal injury caused by that party's negligence.

     j) The parties acknowledge that damages may not represent an adequate remedy for a default on the part of either party to deliver products hereunder and that in the circumstances an order for specific performance may be an appropriate remedy.


 18. EXCLUSION OF WARRANTIES/PROVISION OF PRODUCT SAFETY DATA SHEETS

     a) The product specifications herein constitute the whole of each party's obligations with respect to the quality of product to be supplied and (save to the extent that exclusion thereof is not permitted or is ineffective by operation of law) all statutory or other conditions or warranties, with respect to the description, merchantability or quality of the products or its fitness for any purpose are hereby excluded.

     b) Notwithstanding the foregoing, each party shall, prior to first delivery of the product concerned, provide to the other party product safety data sheets relating to their respective products.


 19. DISCHARGE CONDITIONS AND DEMURRAGE

     a) STIL has the right to deliver and ICI shall accept the delivery of the total quantity of STIL Products that STIL is entitled and/or obligated to deliver under this Agreement together with the amount of sediment and water as might be present in the tanks arising from the handling of the STIL Products by STIL and/or companies affiliated to STIL and/or the vessel operator acting always as a Reasonable and Prudent Operator. ICI shall not be obliged to accept delivery of STIL Products under this Agreement if it has reasonable grounds to suppose that they contain a quantity of water and sediment in excess of such amount.

     b) ICI shall accept discharge of the STIL Products at a berth which ICI shall provide or cause to be provided free of charge and which the vessel can safely reach and leave and at which such vessel can lie and discharge safely afloat. All charges at the discharge port (including berth shifting for backhauls of ICI Products), other than those defined by Worldscale as being for owner's account, shall be paid by ICI.

     c) Unless otherwise agreed, for the purposes of this Agreement a full cargo shall be deemed to be the full carrying capacity of the vessel. The time allowed for discharging a full cargo shall be [+++++] Sundays and holidays included, and shall begin to run either:-

          (i) six (6) hours after notice has been tendered by the Master or his representative to ICI, or their representative, of the vessel's readiness in all respects to discharge, berth or no berth, at any time of the night or day; or

          (ii) when the vessel is securely moored, whichever is earlier

     d) Such notice of readiness may for the purposes of this Agreement be tendered at any time after the vessel has arrived within the customary anchorage or waiting place of the port of discharge or, if the vessel moves directly to the discharge berth, when the vessel is securely moored to the berth.

     e)   [+++++]

     f) If the vessel is loading ICI Products, the time allowed for loading shall be [+++++] Sundays and holidays included, and shall begin to run either:

          (i) If the vessel is discharging STIL Products, at the expiration of allowed discharge time as set forth in Clause 19 c) above; or

          (ii) if the vessel is not discharging STIL Products,
               a. six (6) hours after notice has been tendered by the Master or his representative to ICI, or their representative, of the vessel's readiness in all respects to dis-charge, berth or no berth, at any time of the night or day; or

               b.   when the vessel is securely moored, whichever is earlier.

     g) If the vessel is not loading ICI Products, laytime shall cease on disconnection of cargo hoses on completion of discharging. If the vessel is loading ICI Products, laytime shall cease on disconnection of cargo hoses on completion of loading. Provided, however, that in either case, if the vessel is delayed after disconnection of cargo hoses for ICI's purposes in excess of one hour, laytime shall continue to run and demurrage, if incurred, shall continue to be payable from disconnection of cargo hoses until the termination of such delay.

     h) Time shall not count against laytime, or if the vessel is on demurrage, for demurrage, when spent or lost:

          (i) on an inward passage moving from her waiting place, even if lightening has occurred there, to the North Tees Works; or

          (ii) whilst the vessel is handling or preparing to handle ballast or bunkers, unless this is carried out concurrent with discharging or other normal cargo operations such that no loss of time is involved, or is carried out to comply with shore restrictions; or

          (iii) by any delay due to fault, failure or inefficiency of the vessel, or if departure is delayed for vessel's purposes other than for reasons pertaining to safety of the vessel over which the vessel has no control, or

          (iv) awaiting tide, tug boats, pilot, daylight or moderation of weather prior to berthing, ice, immigration, customs or pratique unless any or all of these delays are occasioned by shifting berth for ICI's account or unless any or all of these delays are the direct result of an initial delay or delays caused to the vessel for ICI's account.

          No other event shall suspend the running time to be counted as laytime or demurrage even if it is an event of a type described in Clause 20
          a).

     i) If the laytime allowance as provided for in this Clause 19 is exceeded ICI shall pay to STIL demurrage for all such excess time at the full rate specified below. ICI's liability for demurrage shall be absolute and shall not, in any case, be subject to the provisions of an exceptions or Force Majeure provision.

     j) Unless otherwise agreed, the rate of demurrage to be used for the purposes of this Agreement shall be as follows:

          (i) if the vessel is on voyage charter, the rate specified in the charterparty; or

          (ii) if the vessel is not on a voyage charter, then the rate shall be the single voyage market level current in London on the date of commencement of loading of the voyage concerned for a vessel of similar type and summer deadweight to that actually involved. Such market level shall be agreed by ICI and STIL and shall be appropriate to the site of the vessel concerned. In default of agreement between ICI and STIL the market level is to be determined as the average rate advised by two independent brokers mutually acceptable to ICI and STIL. If ICI and STIL are unable to agree to two independent brokers then two such brokers shall be nominated by the Chairman for the time being of the London Tanker Brokers' Panel.

     k) Payment of demurrage duty payable under this Agreement shall be made by ICI to STIL [+++++] of STIL's invoice (date of invoice equals day zero), and shall comply with the provisions of Clause 14.


 20. FORCE MAJEURE

     a) If either party is by reason of Force Majeure rendered unable wholly or in part to carry out its obligations under this Agreement then (a) the party affected shall give notice in writing of such Force Majeure to the other party as soon as possible after the occurrence of the cause relied on and (b) the party affected shall be released from its obligations hereunder to the extent to which they are affected by the circumstances of Force Majeure and for the period during which those circumstances exist; provided that:

          (i) the party affected shall use all reasonable endeavors to terminate or mitigate the effect of the circumstances of Force Majeure with all reasonable speed,

          (ii) nothing in this clause shall relieve either party of its obligations to make any payments due hereunder.

     b) In this clause "Force Majeure" means circumstances beyond the control of the party concerned and which notwithstanding the exercise by it of reasonable diligence and foresight it was unable to prevent or overcome. In assessing the circumstances of Force Majeure the standard to be expected of a party shall be that of a Reasonable and Prudent Operator.

     For the avoidance of doubt:

          (i) Force Majeure shall include the failure of a supplier to supply STIL Products to STIL as a result of that suppliers' Force Majeure provided, in such case, that STIL has used its reasonable endeavors to obtain alternative supplies of STIL Products from other supply sources on terms reasonably acceptable to STIL, but has been unable to obtain such STIL Products.

          (ii) In the case of ICI, Force Majeure shall include the failure of a customer to take and/or of ICI's inability to consume downstream products derived from the STIL Products as a result of that customer's, and/or ICI's Force Majeure provided, in such case, that ICI has used its reasonable endeavors to seek alternative customers on terms reasonably acceptable to ICI.

     c)   The party subject to Force Majeure shall:

          (i) Use all reasonable endeavors, to remedy or abate the Force Majeure as expeditiously as possible; and

          (ii) Resume performance as expeditiously as possible after termination of the Force Majeure or the Force Majeure has abated to an extent which permits resumption of such performance; and

          (iii) Notify the other party when the Force Majeure has terminated or abated to an extent which permits resumption of performance to occur; and

          (iv) Keep the other party regularly informed during the course of the Force Majeure as to when resumption of performance shall or is likely to occur.


 21. APPLICABLE LAW, ARBITRATION AND EXPERT

     a) The proper law of this Agreement will be English Law and English Law shall be used for interpreting this Agreement and for resolving all claim or disputes arising out of or in connection with this Agreement (whether based in contract in tort or on any other legal doctrine). Any such claim or dispute not settled by negotiation shall be settled by arbitration in London before a single arbitrator agreed upon by both parties or if not so agreed appointed in accordance with the Arbitration Act 1996 as amended from time to time. The arbitration shall be conducted in English in accordance with the provisions of the Arbitration Act 1996 as amended from time to time, the seat of the arbitration shall be England and the arbitration award shall be final without appeal to the courts.

     b) The UN Convention of the International Sale of Goods (1980) shall not apply.

     c) Where pursuant to any provisions in this Agreement a matter is required to be determined by an expert, the expert shall be a person fitted by the possession of expert knowledge for the determination of the particular matter in question. The expert shall be appointed by agreement between STIL and ICI, or, in default of such agreement, by the President for the time being of the Institute of Petroleum in London.

     d) STIL and ICI shall furnish the expert with all written or oral information which he may reasonably require for his determination.

     e) The cost of the services of the expert, if appointed, shall be shared equally between STIL and ICI.

 22. ADDITIONAL CONDITIONS

     a) If either party should go into liquidation (other than voluntary liquidation for the purpose of corporate reconstruction), or if a receiver or sequestrator of the undertaking and assets (or any part thereof) of either party should be appointed, or if either party should become bankrupt or insolvent, enter into a Deed of Arrangement or a composition for the benefit of its creditors, or should do or suffer any equivalent act or thing under any applicable law, the other party may, by written notice, forthwith terminate this Agreement without prejudice to any right of action or claim accrued at the date of termination.

     b) If at any time the bank debt of either party (the "First Party") should be assessed in the standard credit ratings published by Standard and Poor's or Moody's at 'B' or less than 'B', that First Party may be required by the other party (the "Second Party") to provide security of payment by either (and at the First Party's option) making advance cash payment or providing a letter of credit or providing such other security as may be reasonably acceptable to the Second Party.

          In the case of ICI, the bank debt referred to in the preceding paragraph shall be that of Imperial Chemical Industries plc, or if this Agreement be novated by ICI, it shall be the bank debt of the novatee (or the novatee's parent company if the novatee's bank debt is not separately assessed).

          In the case of STIL the bank debt referred to in the preceding paragraph shall be that of Shell Petroleum Company Limited, or if this Agreement be novated by STIL, it shall be the bank debt of the novatee (or the novatee's parent company if the novatee's bank debt is not separately assessed).

          Any amounts then due by the First Party to the Second Party shall in such event become payable. In the event that a cargo has not already been delivered, the Second Party may withhold any cargo until such payment or a letter of credit or other security shall have been received by them. If the First Party fail to provide such payment or a letter of credit or security on demand by the Second Party within a period of three (3) London banking days after such demand is made, the First Party shall be in repudiatory breach hereof and the Second Party may forthwith by notice terminate this Agreement without prejudice to any rights of action or claims either party may have under this Agreement or otherwise.


 23. NEW AND CHANGED REGULATIONS

     a) It is understood by the parties that the parties are entering into this Agreement in reliance on the laws, rules, Regulations, decrees, agreements, concessions and arrangements (hereinafter called "Regulations") in effect on the date hereof with governments, government instrumentalities or public authorities affecting the products sold hereunder including, but without limitation to the generality of the foregoing, those relating to the production, acquisition, gathering, manufacturing, transportation, storage, trading or delivery thereof, insofar as such Regulations affect ICI or STIL or their respective affiliates.

     b) In the event that at any time and from time to time during the term of this Agreement any Regulations are changed or new Regulations become effective whether by law, decree or regulation or by response to the insistence or request of any governmental or public authority or any person purporting to act therefore, and the effect of such changed or new Regulations (a) is not covered by any other provision of this Agreement, and (b) has a material adverse economic effect upon a party or their respective affiliates in a manner related to this Agreement, such party shall have the option to request renegotiation of the prices or other pertinent terms provided for in this Agreement. The said option may be exercised by either party at any time after such changed or new Regulation is promulgated, by written notice of desire to renegotiate, such notice to contain the new prices or terms desired by such party. If the parties do not agree upon new prices or terms satisfactory to both within thirty (30) days after a party gave such notice, such party shall have the right to terminate this Agreement at the end of the said thirty (30) day period. Any Products lifted during such thirty (30) days period shall be sold and purchased at the price and on the terms applying hereunder without any adjustment in respect of the new or changed Regulations concerned.

 24. NOTICES

     Unless otherwise specifically provided, all notices to be given hereunder by either party to the other shall be sufficiently given if in writing and sent by first class post or facsimile and delivered/addressed to the other party as follows:

     To STIL:
     STASCO, OTF/51 and OPT/23
     Shell Mex House
     Strand, London WC2R OZA

     --   Telex SHELL LONDON 919651 (ATTN OTF/51 and OPT/23)
     --   Facsimile LONDON 0171/ 546-6610 (ATTN OTF/51 and OPT/23)

     To ICI:

     The Company Secretary
     ICI Chemicals & Polymers Limited
     PO Box 13, The Heath
     Runcom Cheshire, WA7 4QF

     --   Facsimile 01928/580778


     Either party may change its address for service by giving notice thereof to the other party.


 25. COSTS

     Each of the parties will be solely responsible for their respective costs and expenses relating to or incurred in negotiating or preparing this Agreement.

 26. GENERAL

     a)   In this Agreement where the context admits:

          (i)  references to this Agreement include the Appendices hereto.

          (ii) references to Clauses are references to Clauses in this Agreement.

     b) The headings and any sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

     c) No waiver by either party of any default or defaults by the other party in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any other or further default or defaults, whether of a like or different character, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter. No failure of either party to exercise any power given to it hereunder or to insist upon strict compliance by the other of any obligation or condition hereof and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of any of the party's rights hereunder.

     d) This Agreement may not be modified, varied or amended except by an instrument in writing signed by both parties.

     e) If at any time any one or more provisions contained in this Agreement is or becomes invalid, illegal or unenforceable in any respect under the laws of any applicable jurisdiction the validity, legality or enforceability of the remaining provisions hereof shall not be in any way affected or impaired thereby.

     f)   Confidentiality
          (i) STIL agrees that during the term of this Agreement and for a period of 12 months thereafter STIL will maintain in confidence the following data:

              a)  The prices of the ICI Products

               b) The quantities of the ICI Products to be shipped under this Agreement

               c)  The specifications of the ICI Products

          (ii) ICI agrees that during the term of this Agreement and for a period of 12 months thereafter ICI will maintain in confidence the following data:

               a)  The prices of the STIL Products

               b) The quantities of the STIL Products to be shipped under this Agreement

               c)  The specifications of the STIL Products


 27. WARRANTY OF STASCO

     STASCO warrants to ICI that it has the full right and authority to enter into this Agreement for and on behalf of STIL.


 28. DEFINITIONS

     a) "banking day" means a day when the banks in the specified place are open for the transaction of normal banking business;

     b)   "calendar" means a gregorian calendar;

     c) "CWE" means One safe port Euromed, not east of but including Greece and excluding Yugoslavia, former Yugoslavia and Albania plus One safe port UK, continental seaboard Gibraltar -- Hamburg including Eire plus Scandinavia including Denmark and Finland. This whole range always within Worldscale limits.

     d)   "day" means a calendar day;

     e) "ICI Storage Tanks" means the tanks described in Clause 5 which shall be dedicated to the storage of STIL Products.

     f)   "kt" means a quantity equivalent to a mass of 1,000 metric tonnes;

     g)   "month" means a calendar month;

     h)   "Net Amount Utilised" [+++++].

     i) "quarter" means a period of three consecutive months beginning on 1/st/ January or 1/st/ April or 1/st/ July or 1/st/ October.

     j) "Sellers' suppliers" means any body or person being a direct or indirect source of supply for Sellers;

     k) "Standards of a Reasonable and Prudent Operator" means the standards, practices, methods and procedures conforming to law and that degree of skill, diligence, prudence and foresight which could reasonably be expected from a skilled and experience operator and/or contractor engaged in the same type of undertaking under the same or similar circumstances and "Reasonable and Prudent Operator" shall be construed accordingly.

     l) "Tank Stock" means the minimum stock in tanks during a month as specified under Clause 2 f).

     m)   "Worldscale" means Worldwide Tanker Nominal Freight Scale.

SHELL INTERNATIONAL TRADING AND SHIPPING COMPANY LIMITED

for and on behalf of
SHELL TRADING INTERNATIONAL LIMITED



Signed: /s/ [Authorized Officer]

Date:  13 April 1999



ICI CHEMICALS & POLYMERS LIMITED



Signed: /s/ [Authorized Officer]

Date:  13 April 1999